EXHIBIT 5.18

[LETTERHEAD OF MCGUIRE, CRADDOCK & STROTHER, P.C.]

October 9, 2015

Texarkana Behavioral Associates, L.C.

Riverview Behavioral Health, LLC

Sheltered Living Incorporated

6100 Tower Circle, Suite 1000

Franklin, TN 37067

Ladies and Gentlemen:

We have acted as counsel in the State of Texas to (a) Riverview Behavioral Health, LLC, a Texas limited liability company (“Riverview”), (b) Texarkana Behavioral Associates, L.C., a Texas limited liability company (“Texarkana”), and (c) Sheltered Living Incorporated, a Texas corporation (“Sheltered”, and Riverview, Texarkana and Sheltered are herein collectively referred to as the “Texas Guarantors” and each individually a “Texas Guarantor”), in connection with the proposed guarantee from each of the Texas Guarantors, along with the other guarantors under the Indenture (as hereinafter defined), of $275,000,000.00 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 9, 2015, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Texas Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of February 11, 2015 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i) the Registration Statement;

(ii) the Indenture;

(iii) the Registration Rights Agreement dated as of September 21, 2015, among the Company, the Texas Guarantors, the other guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Jefferies LLC (the “Registration Rights Agreement”, and together with the Registration Statement and the Indenture, the “Transaction Documents”); and

(iv) the Organizational Documents and the Authorization Documents (as defined in Exhibit A attached hereto).

Each capitalized term used and not defined herein has the meaning assigned to that term in the Indenture.

We have assumed without independent investigation that:

(a) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Texas Guarantors) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

(b) The execution, delivery and performance of the Transaction Documents by the Texas Guarantors do not and will not violate any law, regulation, order, judgment or decree applicable to the Texas Guarantors, except as expressly covered by our opinions in Paragraph 4 below;

(c) There are no agreements or understandings between or among any of the parties to the Transaction Documents or third parties that would expand, modify or otherwise affect the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder; and

(d) Each separate notation of guarantee (herein called a “Note Guarantee”) required to be executed by a Texas Guarantor shall incorporate by reference the terms and provisions of guarantees set forth in Article 10 of the Indenture.

In rendering this opinion, our examination has been limited to a review of the Transaction Documents, the Organizational Documents, and the Authorization Documents. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Company and the Texas Guarantors in the Transaction Documents, statements in the Secretary’s Certificate (as defined in Exhibit A attached hereto), and certificates obtained from public officials.

Except as expressly stated otherwise herein, whenever an opinion herein with respect to the existence or absence of facts is stated to be to our knowledge, such statement is intended to signify that, during the course of our representation of the Texas Guarantors in connection with the above captioned matter, as herein described, no information has come to the attention of the lawyers working on the transactions contemplated by the Transaction Documents who are currently partners of or employed by this firm that would give us actual knowledge of facts contrary to the existence or absence of the facts indicated. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Texas Guarantors or any affiliate thereof.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each Texas Guarantor is a limited liability company or corporation existing and in good standing under the laws of the State of Texas.

2. Each Texas Guarantor has the limited liability company or corporate power and authority, as applicable, to enter into and perform its obligations under the Indenture and its Guarantee.

3. Each Texas Guarantor has duly authorized, executed and delivered the Indenture and has duly authorized its Guarantee.

4. The execution and delivery by each Texas Guarantor of the Indenture and if required its Note Guarantee and the performance of its payment obligations thereunder do not (and in the case of each Note Guarantee, if required, will not) conflict with or constitute or result in a breach or default under or violation of any of (i) the Organizational Documents (as defined on Exhibit A attached hereto) of the Texas Guarantors or (ii) any statute or governmental rule or regulation of the State of Texas.

5. No consent, approval, authorization or order of any governmental authority of the State of Texas was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Texas Guarantors of the Guarantees.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Texas and the United States of America. This opinion is limited to the effect of the present state of the laws of the State of Texas and the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act or any other federal or state securities laws or regulations.

B. Our opinion in Paragraph 1 with respect to each Texas Guarantor’s existence and good standing and in Paragraph 3 with respect to due authorization and execution are based solely on our review of the Organizational Documents, the Authorization Documents, and the Transaction Documents.

C. Although we have acted as local counsel in the State of Texas for the Texas Guarantors in connection with this opinion letter, our representation of the Texas Guarantors is limited to a review of the Transaction Documents, the Organizational Documents and the Authorization Documents. We have not had any contact with the Texas Guarantors or any of their members or affiliates, and except for the Organizational Documents, the Authorization Documents, and the Transaction Documents, we have not reviewed and have not been asked to review any of the corporate records of the Texas Guarantors. We have no knowledge of, and no means by which to obtain knowledge of, the prior activities and operations of the Texas Guarantors. As a result, factual matters and agreements and other matters relating to or affecting the Texas Guarantors, the Transaction Documents and the transactions contemplated by the Transaction Documents may exist of which we have no knowledge.

Subject to the qualifications and other terms of this opinion, our law firm agrees as follows: (a) this opinion may be filed with the Commission as Exhibit 5.18 to the Registration Statement; and (b) our law firm may be referenced under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ McGuire, Craddock & Strother, P.C.

EXHIBIT A

Organizational Documents

1.	Amended and Restated Operating Agreement of Riverview dated March 28, 2013.

2.	Certificate of Formation of Riverview dated November 7, 2008, as amended by that certain Certificate of Amendment filed March 30, 2011 and that certain Certificate of Amendment filed March 28, 2013.

3.	Certificate of Fact dated September 8, 2015, issued by the Secretary of State of Texas with respect to Riverview.

4.	Certificate of Franchise Tax Account Status dated September 14, 2015, issued by the Texas Comptroller of Public Accounts of Texas with respect to Riverview.

5.	Amended and Restated Limited Liability Company Agreement of Texarkana dated on or about March 2010.

6.	Articles of Organization of Texarkana dated June 23, 2000, as amended by that certain Articles of Amendment filed August 28, 2008, that certain Certificate of Amendment filed February 22, 2013, that certain Certificate of Amendment dated March 14, 2013, and those three (3) certain Certificates of Merger each dated June 27, 2013.

7.	Certificate of Fact dated September 8, 2015, issued by the Secretary of State of Texas with respect to Texarkana.

8.	Certificate of Franchise Tax Account Status dated September 14, 2015, issued by the Texas Comptroller of Public Accounts of Texas with respect to Texarkana.

9.	Bylaws of Sheltered dated July 19, 1989, as amended and restated on or about February 11, 2015.

10.	Articles of Incorporation of Sheltered filed July 19, 1989.

11.	Certificate of Fact dated September 8, 2015, issued by the Secretary of State of Texas with respect to Sheltered.

12.	Certificate of Franchise Tax Account Status dated September 14, 2015, issued by the Texas Comptroller of Public Accounts of Texas with respect to Sheltered.

Authorization Documents

13.	Secretary’s Certificate of the Guarantors, dated on or about October 9, 2015 (the “Secretary’s Certificate”), and the attachments thereto regarding the Texas Guarantors.